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Herman F. Dick, Jr.
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CORE MOLDING TECHNOLOGIES REPORTS THIRD QUARTER 2011 RESULTS

COLUMBUS, Ohio - November 9, 2011 - Core Molding Technologies, Inc. (NYSE Amex: CMT) today announced results for the third quarter ended September 30, 2011.

The Company recorded net income for the third quarter of 2011 of $2,856,000, or $0.41 per basic and $0.39 per diluted share, compared with net income of $307,000, or $0.04 per basic and diluted share in the third quarter of 2010. Total net sales for the third quarter were $37,836,000, compared with $25,295,000 in the same quarter of 2010. Product sales for the three months ended September 30, 2011 increased 61% to $37,173,000, from $23,041,000 for the same period one year ago. The increase in sales is primarily due to higher demand for North American medium and heavy-duty trucks.

For the first nine months of 2011, net income was $7,967,000 or $1.15 per basic and $1.09 per diluted share, compared with net income of $612,000, or $0.09 per basic and diluted share, for the same period of 2010. Total net sales for the first nine months of 2011 were $102,119,000, compared with $69,212,000 for the same period of 2010. Product sales increased 55%, to $99,694,000 through nine months of 2011 compared to $64,210,000 for the same period in 2010.

“We continue to be very pleased with our financial results this year as we have surpassed our previous full year earnings per share record,” said Kevin L. Barnett, President and Chief Executive Officer. “Demand for our products continues to be strong and industry analysts continue to forecast higher levels of demand for 2012 and 2013,” Barnett said.

“We also made steady progress with two of our significant growth initiatives. Our previously announced expansion of our Matamoros, Mexico facility is progressing as planned. In addition, our new start up subsidiary, Core Specialty Composites in Warsaw, Ky., is on track to begin production in the first quarter of 2012,” Barnett continued.

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of sheet molding compounds (SMC), long fiber thermoplastics (LFTP) and bulk molding compounds (BMC), spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM), and vacuum bagging. Additionally, the company offers liquid molding of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, and other commercial products. Headquartered in Columbus, OH, Core operates plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; Warsaw, Kentucky and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon two major customers as the primary source of Core Molding Technologies' sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies' suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; risks related to the transfer of production from Core Molding Technologies Columbus, Ohio facility to its Matamoros production facility; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2010 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	9/30/2011	9/30/2010	9/30/2011	9/30/2010

Product Sales	$37,173	$23,041	$99,694	$64,210
Tooling Sales	663	2,254	2,425	5,002
Net Sales	37,836	25,295	102,119	69,212
Cost of Sales	29,665	22,161	79,626	58,576
Gross Margin	8,171	3,134	22,493	10,636
Selling, General and Admin. Expense	3,417	2,289	9,517	6,908
Operating Income	4,754	845	12,976	3,728
Interest Expense - Net	171	363	620	1,240
Income before Taxes	4,583	482	12,356	2,488
Income Tax Expense	1,727	175	4,389	1,876
Net Income	$2,856	$307	$7,967	$612
Net Income per Common Share
Basic	$0.41	$0.04	$1.15	$0.09
Diluted	$0.39	$0.04	$1.09	$0.09
Weighted Average Shares Outstanding
Basic	6,976	6,850	6,926	6,823
Diluted	7,278	7,109	7,284	7,071

Condensed Consolidated Balance Sheets
(in thousands)
	As of
	9/30/2011	As of
	(Unaudited)	12/31/2010
Assets:
Cash	$2,014	$5,657
Accounts Receivable	24,409	14,746
Inventories	10,505	8,409
Other Current Assets	3,318	3,266
Property, Plant & Equipment - Net	45,777	43,343
Deferred Tax Asset - Net	2,561	2,520
Other Assets	1,114	1,121
Total Assets	$89,698	$79,062

Liabilities and Stockholders' Equity:
Current Portion of Long-term Debt	$4,089	$4,151
Accounts Payable	8,786	6,488
Compensation and Related Benefits	5,822	3,679
Accrued Liabilities and Other	3,340	1,910
Long-Term Debt and Interest Rate Swaps	10,488	13,932
Post Retirement Benefits Liability	10,844	10,837
Stockholders' Equity	46,330	38,065
Total Liabilities and Stockholders' Equity	$89,698	$79,062